Exhibit 10.35


                      AMENDMENT TO BUSINESS LOAN AGREEMENT

This Agreement is made between Bank of America National Trust and Savings Association, doing business as Seafirst Bank ('Bank"), and Data 1/0 Corporation, a Washington Corporation ('Borrower"). Bank and Borrower are parties to a Business Loan Agreement dated May 14, 1996, as amended on May 13, 1997 and May 29, 1998, and wish to make certain revisions to their loan arrangements as set forth in that Agreement. Upon execution hereof, that Agreement shall be amended as follows effective immediately:

Part A: Total Amount Available is hereby amended as follows

     The maximum amount Borrower may borrow, repay and reborrow shall be decreased to Four Million Dollars ($4,000,000.00) from the previous maximum amount of Eight Million Dollars ($8,000,000.00).

Part A: Interest Rate is hereby amended as follows

     The spread over the adjusted LIBOR rate shall be increased to 2.50% from 1.10%.

Part B, Section 3.9 is hereby amended to list Borrower's chief place of business as follows:

     Data 1/0 Corporation
     10525 Willows Road N. E.
     P. 0. Box 97046
     Redmond, WA 98073-9746

Part 8, Section 4.2 is hereby amended in its entirety as follows:

     Maintain quick assets in an amount at least equal to 1. 1 0 times current liabilities. Quick assets shall be defined as current assets less total inventory. Current assets and current liabilities shall be determined in accordance with generally accepted accounting principles and practices, consistently applied;

Part B, Section 4.3 is hereby amended as follows.

     The minimum amount of tangible net worth shall be reduced to $15,000,000 from $25,000,000.

Part B, Section 4.15 is hereby amended as follows:

     The minimum amount of Liquidity shall be increased to $6,000,000 from $3,000,000.

Part B, Section 5.2 is hereby added in its entirety as follows:

     Borrower will not, without the prior written consent of Bank, mortgage, assign, or otherwise encumber any of Borrowee's assets, nor sell, transfer or otherwise hypothecate any such assets except in the ordinary course of business. For purposes of this paragraph, the sale or assignment of accounts receivable, or the granting of a security interest therein, shall be deemed the incurring of indebtedness for borrowed money;

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Part B, Section 5.5 is hereby added in its entirety as follows:

     Borrower will not, without the prior written consent of Bank, make any loan or advance to any person(s) or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, except:
     (a) commercial bank time deposits, (b) marketable general obligations of the United States or a State, or marketable obligations fully guarantied by the United States, (c) short-term commercial paper with the highest rating of a generally recognized rating service, and (d) other investments related to the Borrowee's business which do not, in the aggregate, exceed the sum of $4,500,000 during the fiscal year 1999 or any year thereafter;

Except as specifically set forth herein, all provisions of the Agreement remain in full force and effect.

This Amendment to Business Loan Agreement is executed by the parties on this 31day of December, 1998.


SEAFIRST BANK
Western Commercial Banking Division


By:         //S//STEVEN F. MELBY
            Steven F. Melby
            Vice President


DATA 1/0 CORPORATION



By:         //S//JOEL S. HATLEN
            Joel S. Hatlen
            Vice President & Chief Financial Officer




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